EXHIBIT 99.1

QC Holdings, Inc. Reports Third Quarter Results

Board Declares $0.05 Dividend Per Common Share

OVERLAND PARK, Kan., Nov. 9, 2012 (GLOBE NEWSWIRE) -- QC Holdings, Inc. (Nasdaq:QCCO) reported income from continuing operations of $2.0 million and revenues of $48.8 million for the quarter ended September 30, 2012. For the nine months ended September 30, 2012, income from continuing operations totaled $9.2 million and revenues were $138.3 million. For the three months and nine months ended September 30, 2011, income from continuing operations totaled $2.5 million and $8.2 million, respectively, and revenues were $46.9 million and $134.7 million, respectively.

The nine months ended September 30, 2012 include a $739,000 gain resulting from the cash settlement of an expiring life insurance policy. The nine months ended September 30, 2011 include a $2.0 million expense resulting from the settlement of an outstanding legal matter. The three months and nine months ended September 30, 2012 and 2011 also include discontinued operations relating to branches that were closed (or scheduled for closure) during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months and nine months ended September 30, 2012 and 2011 are provided below.

** Third Quarter **

Revenues increased $1.9 million, or 4.1%, quarter-to-quarter. This improvement is attributable to the inclusion of fees and interest from the company's Canadian online lending subsidiary (Direct Credit), which was acquired on September 30, 2011. The revenue increase from Direct Credit was partially offset by lower payday loan revenues in the company's US branches compared to the three months ended September 30, 2011.

The bulk of the decline in US-based payday revenues is due to lower volume in the state of Missouri compared to prior year, which the company believes was attributable to customer uncertainty regarding the ongoing availability of the payday product given the failed effort by industry opponents to eliminate the product through a ballot referendum.

Branch operating costs, exclusive of loan losses, increased $2.1 million to $22.9 million during the three months ended September 30, 2012 compared to prior year's $20.8 million. Higher current year costs were largely a result of the inclusion of Direct Credit, as well as an increase in collection-related banking costs.

Loan losses increased $1.9 million during the three months ended September 30, 2012, totaling $13.0 million versus $11.1 million in prior year's quarter. The loss ratio was 26.7% in third quarter 2012 versus 23.6% in third quarter 2011. The higher loss ratio is primarily attributable to a lower collection rate in the current quarter versus prior year.

QC's branch gross profit in third quarter 2012 was $12.8 million, down $2.2 million from $15.0 million in third quarter 2011. This decline is attributable to reduced margins in the company's US branches, partially offset by the addition of Direct Credit.

Regional and corporate expenses totaled $8.5 million during the three months ended September 30, 2012 compared to $9.5 million in third quarter 2011. Reduced overall regional and corporate expenses were largely attributable to lower legal and other professional expenses quarter-to-quarter.

The company's effective tax rate was 40.8% for third quarter 2012 compared to 39.9% in third quarter 2011. The higher rate reflects the effect of current year permanent tax items on reduced pretax earnings.

"Earnings declined during third quarter due to higher losses in the majority of our states," noted QC President and Chief Executive Officer Darrin Andersen. "Fortunately, our field personnel have managed through challenging loss environments over the years and are well-equipped to improve collection rates and reduce the number of returned items.

"We continue to see nice growth in our longer-term installment loan products," noted Andersen. "As we gain more experience with these products, we will begin to actively market them, which provides an exciting growth opportunity for QC."

** Nine Months Ended September 30 **

The company's revenues increased 2.7% to $138.3 million during the nine months ended September 30, 2012 versus $134.7 million in 2011. This increase is attributable to the addition of Direct Credit ($6.1 million through September 30, 2012), partially offset by reduced payday loan volumes period-to-period. The decline in payday revenues is attributable to lower demand in Missouri as noted in the quarterly discussion above, as well as to customer usage restrictions resulting from changes in the payday law in Illinois that became effective in March 2011.

Branch operating costs, exclusive of loan losses, totaled $67.0 million during the nine months ended September 30, 2012, $4.2 million higher than the prior year period. This increase reflects the inclusion of Direct Credit, higher healthcare-related and bank collection costs, and typical annual rent increases.

During the nine months ended September 30, 2012, the company reported loan losses of $29.0 million compared to $25.8 million during the nine months ended September 30, 2011. The company's loss ratio was 20.9% through September 2012 versus 19.1% in the same 2011 period. The higher ratio period-to-period reflects losses at Direct Credit and a lower collection rate of returned items.

Branch gross profit decreased to $42.3 million for the nine months ended September 30, 2012 from $46.1 million during the nine months ended September 30, 2011.

Regional and corporate expenses decreased $4.1 million during 2012 (totaling $24.8 million versus $28.9 million during the same 2011 period). The nine months ended September 30, 2012 include a $739,000 gain resulting from the cash settlement of an expiring life insurance policy. The nine months ended September 30, 2011 include a $2.0 million expense resulting from the settlement of an outstanding legal matter. The remainder of the improvement period-to-period is primarily attributable to lower legal and other professional expenses.

Net interest expense increased approximately $1.2 million during the nine months ended September 30, 2012 compared to the prior year as a result of higher average blended rates and debt balances, as well as amortization of debt issue costs.

The company reported $1.4 million of other income for the nine months ended September 30, 2012 compared to other expense of $482,000 in prior year. This change is largely due to the reversal of the liability that was recorded to estimate the fair value of the contingent supplemental earn-out payment in connection with the Company's acquisition of Direct Credit in September 2011. Pursuant to generally accepted accounting principles, any changes to the fair value of the contingent consideration liability are recorded through the income statement.

The company's effective tax rate was 37.9% through September 30, 2012 compared to 39.7% in 2011. The reduced rate is due to the favorable tax treatment associated with the gain realized in connection with the cash settlement of the expiring life insurance.

-DIVIDEND DECLARATION-

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable December 6, 2012 to stockholders of record as of November 22, 2012.

-BUSINESS OUTLOOK-

"As the broader economy continues to languish, we are fortunate that our well-tenured field management group has experienced the volatility that comes with various business cycles," commented QC Chairman Don Early. "This experience is key to maintaining our focus on providing superb customer service when originating, managing and collecting an increasingly diverse group of loan products.

"We were pleased with the Missouri Secretary of State's decision to invalidate the efforts of industry opponents as they attempted to eliminate the short-term consumer lending product in Missouri. The decision helps to preserve a customer's right to access competitive credit alternatives that provide solutions for immediate financial needs.

"We believe there is significant potential in the consumer financial services credit industry. We are energized about our business and growth opportunities, and believe we are positioned to deliver long-term value to our shareholders."

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States and Canada. In the United States, QC offers various products, including payday, installment and title loans, check cashing, debit cards and money transfer services, through 466 branches in 23 states at September 30, 2012. In Canada, the company, through its subsidiary Direct Credit Holdings Inc., is engaged in short-term, consumer Internet lending in various provinces. In addition, the company operates five buy here, pay here automotive dealerships in the Kansas City metropolitan area. During fiscal 2011, the company advanced nearly $1.0 billion to customers and reported total revenues of $187.5 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, including particularly changes in Washington, South Carolina, Virginia, Illinois and Arizona, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future regulations proposed or adopted by the Bureau of Consumer Financial Protection, which is created by that Act, (3) ballot referendum initiatives by industry opponents to cap the rates and fees that can be charged to customers, (4) litigation or regulatory action directed towards us or the payday loan industry, (5) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (6) risks associated with the leverage of the company, (7) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (8) changes in our key management personnel, (9) integration risks and costs associated with acquisitions, including our recent Canadian acquisition, (10) risks associated with owning and managing non-U.S. businesses and (11) the other risks detailed under Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

(Financial and Statistical Information Follow)

QC Holdings, Inc.
Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
Revenues
Payday loan fees	$ 31,415	$ 32,151	$ 88,465	$ 91,929
Automotive sales, interest and fees	5,646	6,069	18,231	18,229
Installment interest and fees	4,834	6,152	13,499	15,500
Other	4,987	4,396	14,477	12,663
Total revenues	46,882	48,768	134,672	138,321
Branch expenses
Salaries and benefits	9,465	10,316	28,035	30,521
Provision for losses	11,065	13,005	25,765	28,968
Occupancy	5,100	5,242	14,753	15,340
Cost of sales - automotive	2,884	2,983	9,622	8,921
Depreciation and amortization	625	566	1,946	1,744
Other	2,754	3,813	8,459	10,522
Total branch expenses	31,893	35,925	88,580	96,016
Branch gross profit	14,989	12,843	46,092	42,305

Regional expenses	3,131	3,156	9,899	9,388
Corporate expenses	6,333	5,376	18,977	15,388
Depreciation and amortization	466	452	1,641	1,483
Interest expense	470	801	1,530	2,717
Other expense (income), net	461	(254)	482	(1,428)
Income from continuing operations before income taxes	4,128	3,312	13,563	14,757
Provision for income taxes	1,647	1,352	5,389	5,586
Income from continuing operations	2,481	1,960	8,174	9,171
Loss from discontinued operations, net of income tax	699	303	1,075	857
Net income	$ 1,782	$ 1,657	$ 7,099	$ 8,314

Earnings (loss) per share:
Basic
Continuing operations	$ 0.14	$ 0.11	$ 0.46	$ 0.52
Discontinued operations	(0.04)	(0.02)	(0.06)	(0.05)
Net income	$ 0.10	$ 0.09	$ 0.40	$ 0.47

Diluted
Continuing operations	$ 0.14	$ 0.11	$ 0.46	$ 0.52
Discontinued operations	(0.04)	(0.02)	(0.06)	(0.05)
Net income	$ 0.10	$ 0.09	$ 0.40	$ 0.47
Weighted average number of common shares outstanding:
Basic	17,014	17,170	17,036	17,165
Diluted	17,135	17,271	17,111	17,203

Non-GAAP Reconciliations
Adjusted EBITDA
(in thousands)
(Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles ("GAAP"). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. The nine months ended September 30, 2012 include an additional adjustment to EBITDA for the cash settlement of an expiring life insurance policy. The nine months ended September 30, 2011 include an additional adjustment to EBITDA for the expense associated with the settlement of the Missouri arbitration proceedings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012

Income from continuing operations	$ 2,481	$ 1,960	$ 8,174	$ 9,171
Provision for income taxes	1,647	1,352	5,389	5,586
Depreciation and amortization	1,091	1,018	3,587	3,227
Interest expense	470	801	1,530	2,717
Non-cash (gains) losses	461	(254)	482	(1,428)
Stock option and restricted stock expense	501	386	1,675	1,369
Gain on settlement of expiring life insurance policy (a)				(739)
Accrued costs for settlement of legal matter (b)	--	--	2,000	--
Adjusted EBITDA	$ 6,651	$ 5,263	$ 22,837	$ 19,903

(a) For the nine months ended September 30, 2012, adjusted EBITDA excludes the gain on the cash settlement of an expiring life insurance policy.
(b) For the nine months ended September 30, 2011, adjusted EBITDA excludes the expense recorded in connection with the settlement of an outstanding legal matter.

QC Holdings, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2011	September 30, 2012
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$ 17,738	$ 15,952
Restricted cash	2,175	1,075
Loans receivable, less allowance for losses of $6,008 at December 31, 2011 and $6,079 at September 30, 2012	67,357	65,537
Prepaid expenses and other current assets	12,854	10,536
Total current assets	100,124	93,100
Non-current loans receivable, less allowance for losses of $2,100 at December 31, 2011 and $2,533 at September 30, 2012	6,939	8,388
Property and equipment, net	11,761	11,442
Goodwill	23,958	24,262
Intangible assets, net	5,535	4,512
Other assets, net	4,912	5,336
Total assets	$ 153,229	$ 147,040

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 224	$ 768
Accrued expenses and other liabilities	14,087	9,808
Deferred revenue	4,953	4,074
Revolving credit facility	14,500	22,900
Current portion of long-term debt	20,490	14,772
Total current liabilities	54,254	52,322

Non-current liabilities	5,519	5,819

Long-term debt	14,224	3,122
Total liabilities	73,997	61,263

Commitments and contingencies
Stockholders' equity	79,232	85,777
Total liabilities and stockholders' equity	$ 153,229	$ 147,040

QC Holdings, Inc.
Selected Statistical and Operating Data
(in thousands, except Branch Data, Average Loan, Average Term and Average Fee)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
	Unaudited		Unaudited
Short-term Lending Branch Data:
Number of branches, beginning of period	499	466	523	482
De novo branches opened		2	2	6
Branches closed	(15)	(2)	(41)	(22)
Number of branches, end of period	484	466	484	466

Short-term Lending Branch Data:
Branch revenue	$ 41,113	$ 40,147	$ 115,623	$ 113,179
Percentage change		(2.4%)		(2.1%)
Branch net revenues	$ 31,324	$ 29,145	$ 93,125	$ 89,427
Percentage change		(7.0%)		(4.0%)

Operating Data – Short-term Loans:
Loan volume	$ 219,591	$ 218,752	$ 602,526	$ 625,853
Average loan (principal plus fee)	376.35	383.87	375.94	382.85
Average fee	56.71	57.49	56.85	57.58

Operating Data – Installment Loans:
Loan volume	$ 8,036	$ 12,689	$ 23,327	$ 31,546
Average loan (principal)	512.60	628.32	512.50	588.56
Average term (days)	182	203	206	192

Operating Data – Automotive Loans:
Loan volume	$ 4,395	$ 4,379	$ 14,260	$ 13,813
Average loan (principal)	10,057	10,501	9,889	10,293
Average term (months)	33	32	34	33
Locations, end of period	5	5	5	5

QC Holdings, Inc.
Selected Statistical and Operating Data
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
	Unaudited		Unaudited
Other Revenues:
Credit services fees	1,982	1,811	5,481	5,166
Check cashing fees	900	798	3,105	2,669
Title loan fees	1,490	764	4,018	2,133
Other	615	1,023	1,873	2,695
Total	$ 4,987	$ 4,396	$ 14,477	$ 12,663

Loss Data:
Provision for losses, continuing operations:
Charged-off to expense	$ 19,409	$ 19,460	$ 50,274	$ 51,313
Recoveries	(8,047)	(7,625)	(24,299)	(23,279)
Adjustment to provision for losses based on evaluation of outstanding receivables	(297)	1,170	(210)	934
Total provision for losses	$ 11,065	$ 13,005	$ 25,765	$ 28,968

Provision for losses as a percentage of revenues	23.6%	26.7%	19.1%	20.9%
Provision for losses as a percentage of loan volume (all products)	4.3%	5.1%	3.7%	4.0%
CONTACT: Investor Relations Contact:
         Douglas E. Nickerson (913-234-5154)
         Chief Financial Officer

         Media Contact:
         Tom Linafelt (913-234-5237)
         Director - Corporate Communications